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                                                                   EXHIBIT 10.24


                    EMPLOYMENT AND NON-COMPETITION AGREEMENT

         THIS EMPLOYMENT AND NON-COMPETITION AGREEMENT (this "Agreement") is made and entered into as of June 24, 2002 by and between Metretek, Incorporated, a Florida corporation (the "Company"), and Thomas R. Kellogg, an individual who presently resides in Long Beach, Mississippi (the "Employee").

                              W I T N E S S E T H:

         WHEREAS, the Company desires to employ Employee, and Employee desires to serve the Company, upon the terms and subject to the conditions set forth herein; and

         WHEREAS, the Company and the Employee desire to set forth the terms and conditions of such employment in this Agreement;

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee, intending to be legally bound hereby, agree as follows:

         SECTION 1. EMPLOYMENT. The Company hereby employs Employee, and Employee hereby accepts such employment and agrees to serve the Company, upon the terms and subject to the conditions set forth herein.

         SECTION 2. TERM. The term of Employee's employment hereunder shall commence on the date first above written and shall expire one year from such date, unless earlier terminated in accordance with the provisions of Section 5. In the event that this Agreement has not been earlier terminated in accordance with the provisions of Section 5, the term of Employee's employment hereunder shall be automatically extended without further action by the Company or Employee for additional successive one-year periods unless either party, for any reason or no reason, shall have given written notice of termination to the other party no less than thirty (30) days prior to the commencement of any one-year extension period. The term of Employee's employment hereunder, including any extension period, is sometimes hereinafter referred to as the "Employment Term."

         SECTION 3. DUTIES OF EMPLOYEE.

                  (a) GENERAL DUTIES AND RESPONSIBILITIES. During and throughout the Employment Term, Employee shall faithfully and diligently, to the best of his ability, serve as the President, Chief Executive Officer and a director of the Company, and in the same or such other offices of Metretek Contract Manufacturing, Inc., a division of the Company to be organized as a Florida corporation and as a subsidiary of the Company ("MCM"), as he is designated, elected or appointed by the Board of Directors of the Company ("Board"), and in such additional management offices and capacities and with such additional titles and duties as shall be designated by the Board during the Employment Term, shall have the authority and perform the duties and responsibilities customary for such offices, and shall have such other duties as may be assigned to him from time to time by the Board or by the Chairman of the Board of the Company (the "Chairman"). Employee shall perform his duties hereunder in accordance with the policies from time to time established and amended by the Company and in accordance with all applicable laws and regulations. Employee shall use his best efforts to promote the best interests of the Company. Employee shall always be subject to the direction, approval and control of the Board and the Chairman in the performance of his duties. Employee acknowledges and agrees that he may be required by the Company, without additional compensation, to perform services for any other entity controlling, controlled by, under common control with or otherwise affiliated with, the Company (any such entity hereinafter referred to as an "Affiliate"), and to accept such office or position with any Affiliate as the Board may reasonably require, including but not limited to service as an officer and/or director of an Affiliate.

                  (b) PERFORMANCE OF SERVICES. During and throughout the Employment Term, Employee shall devote his full time, attention, skill, ability and energy during normal business hours (and outside such hours when reasonably necessary to perform Employee's duties hereunder) exclusively to the business and affairs of the Company and the performance of his duties under this Agreement. Employee shall not, directly or indirectly, render any services of a business, commercial or professional nature to any person or organization without the prior written consent of the Board; provided, however, that the


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provisions this Section 3(b) shall not preclude Employee from devoting time, ability, energy and attention outside normal business hours throughout the Employment Term to reasonable participation in community, civic, charitable or similar organizations, or the pursuit of personal legal and financial affairs which do not interfere or conflict with the performance of Employee's duties hereunder and are not adverse to the business or best interests of the Company.

                  (c) PLACE OF EMPLOYMENT. Employee shall perform his services hereunder at the Company's principal executive offices in Melbourne, Florida, or at such other location as mutually agreed with the Board; provided, however, that Employee agrees to undertake all reasonable travel required by the Company to be conducted in connection with the business of the Company and the performance of Employee's duties hereunder.

         SECTION 4. COMPENSATION. During and throughout the Employment Term, as compensation for the services performed and other covenants made by Employee to the Company hereunder, the Company shall pay and provide or cause to be provided to Employee the following:

                  (a) BASE SALARY. The Company shall pay Employee a base salary equal to $175,000 per year (the "Base Salary"), payable in approximately equal installments in accordance with the Company's customary payroll practices. In the event the Employment Term is extended beyond the initial one year term, then Employee's Base Salary may be reviewed by or under the authority of the Board and may be increased at the sole discretion of the Board or its designee (although the Board has no obligation to do so) based upon whatever factors the Board or its designee deems appropriate including, but not limited to, Employee's individual performance, the overall performance, profitability and prospects of the Company and prevailing economic and industry factors.

                  (b) BONUSES. So long as he remains employed with the Company, Employee shall be entitled to receive the following bonuses:

                    (i) CASH FLOW BONUS. Employee shall be entitled to receive a bonus in the amount of 7% of the Company's "Cash Flow from Operations" (the "Cash Flow Bonus") during the Employment Term on the basis of periods (each, a "Cash Flow Bonus Period"), the first Cash Flow Bonus Period commencing on July 1, 2002 and ending on the earlier of December 31, 2002 or the last day of the month in which Employee's employment hereunder is terminated, and each subsequent Cash Flow Bonus Period, if any, commencing on January 1 of the subsequent year and ending on the earlier of December 31 of that year or on the last day of the month in which Employee's employment hereunder is terminated, on the following terms and conditions:

                                    (A) The Company's "Cash Flow from
Operations" for any Cash Flow Bonus Period shall be an amount equal to the Company's net income (loss) before taxes, depreciation and amortization, but after interest, during such Cash Flow Bonus Period, determined in accordance with generally accepted accounting principles consistently applied, adjusted to exclude (I) all items of income, gain, loss or expense during such Cash Flow Bonus Period determined by the Board to be extraordinary or unusual in nature and not incurred or realized in the ordinary course of business, whether or not such items would otherwise be considered to be extraordinary or unusual in accordance with generally accepted accounting principles, and (II) any profit or loss attributable to the business operations of any entity acquired by the Company during such Cash Flow Bonus Period, and shall be determined by the Board in its sole discretion based upon the Company's financial statements for such Cash Flow Bonus Period.

                                    (B) The Company shall pay any Cash Flow
Bonus within 90 days after the expiration of a Cash Flow Bonus Period. In the event that the Company's Cash Flow from Operations during any Cash Flow Bonus Period is negative, then Employee shall not be entitled to any Cash Flow Bonus for such Cash Flow Bonus Period under any circumstances.

                                    (C) In order to be entitled to receive the
Cash Flow Bonus for any Cash Flow Bonus Period, Employee must not have been terminated by the Company for "Cause" or have voluntarily terminated his employment with the Company during such Cash Flow Bonus Period.

Employee shall also be involved in the Company's allocation of up to an additional 3% of the Company's "Cash Flow from Operations" to other employees of the Company.

                    (ii) GENERAL BONUS PROGRAM. If the Company shall adopt a bonus program or any other form of profit-sharing participation for senior executive officers of the Company, Employee shall be eligible to participate in such program in a manner and capacity commensurate with his position and duties.

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                  (c) METRETEK STOCK OPTIONS. Because the Company is a
subsidiary of Metretek Technologies, Inc., a Delaware corporation ("Metretek"), employees of the Company are eligible to receive stock options under Metretek's 1998 Stock Incentive Plan. In consideration in part for inducing Employee to enter into this Agreement and for his services hereunder, the Company shall use its best efforts to cause Metretek to grant to Employee five year non-qualified stock options (the "Metretek Stock Options") to purchase 100,000 shares of Common Stock, par value $.01 per share ("Metretek Shares"), of Metretek, at an exercise price of $1.50 per share. The Metretek Stock Options shall vest in four equal quarterly installments, provided Employee remains employed with the Company on such dates and has not submitted his notice of termination prior to such dates: (i) 25,000 Metretek Shares on September 30, 2002, (ii) 25,000 Metretek Shares on December 31, 2002, (iii) 25,000 Metretek Shares on March 31, 2003, and (iv) 25,000 Metretek Shares on June 23, 2003 (the "Vesting Dates"). In the event Employee is terminated for "Cause" or provides written notice of his voluntary termination on or prior to any Vesting Date, then no further Metretek Stock Options shall thereafter vest, and all unvested options shall immediately expire and be forfeited, but all previously vested Metretek Stock Options shall remain exercisable until the fifth anniversary of the date hereof. Except as expressly provided herein, all Metretek Stock Options shall be subject to the terms and conditions of the Metretek 1998 Stock Incentive Plan, and of the customary form of stock option agreement used thereunder.

                  (d) MCM SHARES. In consideration in part for inducing Employee to enter into this Agreement and to perform his services hereunder, after MCM is organized as a Florida corporation and a subsidiary of the Company, the Company shall cause MCM to issue to Employee shares of common stock of MCM (the "MCM Shares") constituting in the aggregate 8% of the issued and outstanding MCM Shares as of the date of organization, in four equal quarterly installments, with 25% of such MCM Shares being issued on each Vesting Date. In the event Employee is terminated for "Cause" or provides written notice of his voluntary termination on or prior to any Vesting Date, then no further MCM Shares shall be issued to Employee after such date. All MCM Shares shall be issued subject to the terms and conditions of a Shareholders' Agreement, in substantially the form attached hereto as Exhibit A, which contains certain rights and restrictions on the MCM Shares. Employee shall also be involved in the Company's allocation of up to an additional 7% of the issued and outstanding MCM Shares as of the date hereof to other employees of the Company.

                  (e) INCENTIVE COMPENSATION UPON SALE. In the event of a "Sale" (as defined below) of the Company, Employee shall be entitled to receive incentive compensation (the "Incentive Compensation") in an amount computed in accordance with this Section 3(e).

                           (i) The amount of the Incentive Compensation will be
based upon the "Net Proceeds" attributable to the "Core Business" received by the Company from a "Sale" (as such terms are defined in this Section 3(e)), in accordance with the schedule attached hereto as Exhibit B. For purposes of the computation of the amount of the Incentive Compensation, the "Net Proceeds" shall mean the amount of proceeds received by the Company attributable to the assets, business, rights, interests and goodwill of the Company (the "Core Business") excluding the assets, business, rights, interests and goodwill of MCM (the "MCM Business"), net of (A) all transaction costs and expenses incurred by the Company in connection with the Sale, and (B) repayment of all debts, liabilities and other obligations of the Company not assumed by the purchaser or successor in the Sale. In the event of a Sale involving the Core Business and the MCM Business in which the Net Proceeds attributable to the Core Business is not separated from the MCM Business and is not allocated in connection with the Sale or in the documentation relating to the Sale, then the Net Proceeds applicable to the computation of the Incentive Compensation referred to in this
Section 3(e) shall be determined based upon the allocation of the aggregate net proceeds received by the Company in connection with such Sale by the Board of Directors of Metretek (the "Metretek Board") based upon its good faith determination of the relative values of the MCM Business and the Core Business, which determination shall be deemed conclusive and binding on the parties hereto for purposes of determining the amount of the Incentive Compensation.

                           (ii) The Company shall pay the Incentive
Compensation earned by the Employee from a Sale on the same business day as the Company receives the proceeds of the Sale; provided, however, that in the event all or any portion of the proceeds of the Sale are received by the Company over an extended period of time (such as pursuant to an escrow, earn-out or other contingent payment schedule), then the Company shall pay such portion of the Incentive Compensation attributable to such deferred proceeds within three (3) business days of the Company's receipt of such deferred proceeds.

                           (iii) In the event that all or any portion of the
proceeds received by the Company from a Sale consist of securities, property or other non-cash assets, then the Incentive Compensation to be paid by the Company to Employee hereunder shall be in the same proportion and consist of the same type of non-cash proceeds as the Company shall receive, to the extent reasonably practicable; provided, however, that if such non-cash proceeds from such Sale are not

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separable by the Company or transferable to Employee, then the Board shall use its best efforts to provide equivalent value (based on the fair market value of the non-cash proceeds received by the Company on the date of receipt) to the Employee.

                           (iv) For purposes hereof, a "Sale" of the Company
shall mean and include only the following:

                                    (A)     the sale of all or substantially
all of the assets of the Company;

                                    (B)     a transaction involving the merger
or consolidation or combination of the Company with and into another Entity, in which transaction the Company is not the survivor;

                                    (C)     the sale of 75% or more of the then
outstanding shares of the Company;

in each case involving a purchaser that is not Metretek, a subsidiary of the Company or another affiliate of the Company.

                           (v)      Employee shall be entitled to receive the
Incentive Compensation only if both of the following events occur:

                                    (A)     the Sale is consummated by the
Company on or prior to the date Employee's employment with the Company is terminated for any reason, or within 60 days thereafter if the transaction commenced prior to the date of termination and Employee's employment was not terminated voluntarily by Employee or with "Cause" by the Company; and

                                    (B)     Employee waives any and all rights
to the Severance Payment (as defined below).

                           (vi)  In the event, prior to the date Employee's
employment with the Company is terminated for any reason, the Company receives a bona fide offer in writing, which includes the purchase price or other form of consideration in a calculable structure, from a financially capable Person not affiliated or associated with Employee, to enter into a transaction, the consummation of which would constitute a Sale hereunder, and the Company rejects such bona fide offer, then, if Employee waives any and all rights to the Severance Payment, Employee shall be entitled to receive from the Company that number of shares of common stock, par value $___ per share, of the Company ("Company Shares") that constitutes a percentage of the total issued and outstanding Company Shares equal to the percentage that the amount of the Incentive Compensation Employee would have received if the Sale had been consummated in accordance with the terms of the bona fide offer would have constituted of the total amount of the net proceeds the Company would have received if the Sale had been consummated in accordance with the terms of bona fide offer. All Company Shares shall be issued subject to the terms and conditions of a Shareholders' Agreement, in substantially the form attached hereto as Exhibit C, which contains certain rights and restrictions on the Company Shares.

                  (f) EMPLOYEE BENEFIT PLANS. Employee shall be entitled to participate in all pension, 401(k), retirement, life, disability and health insurance, hospitalization, major medical and other the employee benefit plans and arrangements, if any (as in effect and as amended from time to time), to the extent that his position, tenure, salary, age, health and other qualifications make his eligible to participate, generally made available by the Company to comparable level employees, subject to and on a basis consistent with the terms, rules and regulations, conditions and overall administration of such plans and arrangements. Notwithstanding the foregoing sentence, the Company may discontinue at any time any such the employee benefit plan or arrangement, to the extent permitted by the terms of such plans or arrangements, and shall not be required to compensate Employee for the elimination of any such employee benefit plans or arrangements.

                  (g) EXPENSES. The Company shall, upon presentment by Employee of appropriate receipts and vouchers therefor, reimburse Employee for all reasonable, ordinary and necessary out-of-pocket business expenses incurred by Employee in connection with the performance of his duties under this Agreement, provided that such expenses are incurred and accounted for in accordance with and subject to the normal policies and procedures of the Company.

                  (h) VACATION. Employee shall be entitled to three (3) weeks paid vacation time during the first twelve (12) month period of the Employment Term and four (4) weeks paid vacation time during each subsequent twelve (12) month periods of the Employment Term, which vacation time shall vest pro rata over the course of each such twelve (12) month term and shall be scheduled and otherwise taken in accordance with the policies of the Company applicable to executive officers of the Company.

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         SECTION 5.   TERMINATION OF EMPLOYMENT.   Notwithstanding the
provisions of Section 2 hereof, the Employment Term and Employee's employment hereunder shall terminate as follows:

                  (a) DEATH. Employee's employment hereunder shall automatically terminate upon his death, and the Company shall pay to his designated beneficiary (or, if none, to his estate) the pro rata portion of his Base Salary plus all other accrued and vested but unpaid bonuses and other compensation through the date of his death.

                  (b) DISABILITY. The Company shall have the right, in its sole discretion, to terminate Employee's employment hereunder in the event of Employee's "Disability" upon giving at least 30 days written notice to Employee of its intention to terminate Employee's employment. For purposes of this Agreement, "Disability" means the physical or mental inability of Employee, due to illness, accident or other incapacity, to effectively perform the essential functions of his duties hereunder for any period of 90 consecutive days, or 180 days during any twelve-month period, or which results from an incapacity determined to be total and permanent as determined by an independent physician selected by the Company. Upon termination of Employee's employment hereunder in the event of Employee's Disability, the Company shall pay to Employee the pro rata portion of his Base Salary plus all other accrued and vested but unpaid bonuses and other compensation through the date of termination.

                  (c) BY THE COMPANY FOR CAUSE. The Company shall have the right, in its sole discretion, to terminate Employee's employment hereunder at any time for "Cause" immediately upon giving written notice of termination to Employee. Upon his termination for Cause, Employee shall be entitled to receive only the accrued but unpaid portion of his Base Salary, the vested portion of the Metretek Stock Options, and the MCM Shares actually issued, through the date of termination, but Employee shall not be entitled to receive any other bonus or incentive compensation. Upon such termination, any unvested Metretek Stock Options shall expire without vesting, and no further MCM Shares shall be issued to Employee. For purposes of this Agreement, "Cause" includes the following:

                           (i)   The failure or refusal by Employee to perform
any of his duties hereunder, or the breach by Employee of any of his obligations, covenants, representations, warranties or acknowledgments hereunder, which failure, refusal or breach remains unremedied or uncured for a period of twenty (20) business days after specific written notice thereof is given to Employee by the Board or the Chairman;

                           (ii)  Any act of dishonesty, insubordination, fraud,
breach of fiduciary duty or bad faith by Employee that is materially detrimental to the Company or that results in substantial personal enrichment of Employee;

                           (iii)  The conviction of Employee, or the entering
of a guilty plea or a plea of no contest by Employee with respect to (A) a felony, or (B) a misdemeanor that involves theft, fraud or dishonesty, results in Employee's imprisonment or impairs Employee's ability to perform his duties hereunder or damages the reputation or business of the Company;

                           (iv)  Except as authorized by the Board or by any
the Chairman, the failure of Employee to comply with any applicable law, rule, regulation or any order, injunction, ruling or similar decree of any court, arbitrator or governmental authority which results in material injury to the property, business, operations or reputation of the Company;

                           (v) The misappropriation (or attempted
misappropriation) or embezzlement by Employee of any funds, property, business opportunity or rights of the Company, including securing (or attempting to secure) any personal profit in connection with any transaction entered into on behalf of the Company without the prior consent of the Board;

                           (vi) The breach by Employee of, or failure or
refusal of Employee to adhere to, any written code of conduct, policy or instructions of the Company applicable to executive officers of the Company that is not remedied by Employee within twenty (20) business days after receipt of written notice thereof given by the Company;

                           (vii) The use by Employee of drugs, alcohol or
narcotics which interferes with the performance of Employee's duties and responsibilities under this Agreement;

                           (viii) The excessive absence by Employee unrelated
to illness or permitted leave time; or

                           (ix) Gross dereliction, misconduct, neglect or
insubordination of Employee or mismanagement by Employee in connection with Employee's duties or responsibilities hereunder.


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                  (d) BY THE COMPANY WITHOUT CAUSE. The Company shall have the right, in its sole discretion, to terminate Employee's employment hereunder at any time 90 days after the giving of written notice of such termination to Employee (or at such later date as the notice provides). In such event, Employee shall be entitled to receive (i) all amounts of the Base Salary and any bonuses that are accrued but unpaid through the date of termination, (ii) the Severance Payment (as defined below), (iii) any rights and benefits of any of the employee benefits accruing to him (including any plans in which he was participating) as of the date of such termination, subject to the terms and conditions of such plans and benefits, but Employee shall not attain vested status in any plans or benefits in which he is not vested on the date of termination (except as provided in clause (iv) below), (iv) the remaining unissued MCM Shares to which he would have been entitled if he had remained employed through the Vesting Dates, and the Metretek Stock Options shall immediately vest and become exercisable and remain exercisable for the period set forth in the stock option agreement.

                  (e) VOLUNTARY TERMINATION BY EMPLOYEE. Employee agrees not to voluntarily terminate his employment hereunder except by giving at least 90 days written notice to the Company. Upon such voluntary termination by Employee, Employee shall be entitled to receive only the accrued but unpaid portion of his Base Salary, the vested portion of the Metretek Stock Options, and the MCM Shares actually issued, through the date of termination, and the accrued and vested rights and benefits under any employee benefits plan which he was entitled to receive at the date of such termination, subject to the terms and conditions of such plans, but Employee shall not be entitled to receive any other bonus or incentive compensation. Upon such termination, any unvested Metretek Stock Options shall expire without vesting, and no further MCM Shares shall be issued to Employee.

                  (f) SEVERANCE PAYMENT UPON CERTAIN TERMINATIONS. In the event of (i) the termination of Employee's employment hereunder by the Company without "Cause", (ii) the expiration of the Employment Term (including any renewal period thereof) without renewal, or (iii) the "Sale" of the Company (provided Employee waives any and all rights to receive the Incentive Compensation), then Employee shall be entitled to receive a severance payment from the Company (the "Severance Payment") in the amount of one year's Base Salary, which, in the event of the Sale of the Company, shall be payable on the same business day as the Company receives the proceeds from such Sale, and absent a Sale of the Company shall be payable in approximately equal installments in accordance with the Company's customary payroll practices over the subsequent twelve months.

                  (g) NO FURTHER OBLIGATION TO EMPLOYEE. The payments and benefits (if any) required to be made or provided to Employee pursuant to this
Section 5 shall be in full and complete satisfaction of, and shall constitute the full settlement and release of the Company by Employee with regard to, all obligations of the Company owed to Employee pursuant to this Agreement. After the date of termination of Employee's employment hereunder, the Company shall have no further obligations to Employee under this Agreement except as otherwise set forth herein.

                  (h) SURVIVAL OF EMPLOYEE'S OBLIGATIONS. Notwithstanding the termination of this Agreement by either party hereto for any reason, the obligations of Employee under Section 6 hereof and the other provisions thereof shall survive the termination or expiration of this Agreement or Employee's employment hereunder and shall remain in full force and effect for the period provided therein.


         SECTION 6. COVENANTS. In consideration in part for the compensation to be paid to Employee hereunder by the Company, and in order to induce the Company to enter into this Agreement and the Stock Purchase Agreement, Employee hereby makes the following covenants to the Company:

                  (a) COVENANT NOT TO COMPETE. During the Employment Term and for a period of one year thereafter (the "Restricted Period"), Employee shall not, directly or indirectly, alone or in association with others, whether as owner, shareholder, employee, Employee, director, partner, manager, member, lender, investor, consultant, principal, agent, independent contractor, co-venturer or in any other capacity, invest in, engage in, have a financial interest in, be in any other way connected or affiliated with, or render advice or service to, any Person that is in competition with the Company in the United States or in any other country in which the Company does a material amount of business or otherwise has material operations.

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                           (i)      COMPETITION WITH THE COMPANY.  For purposes
of this Agreement, (A) the phrase "in competition with the Company" shall be deemed to include competition with the Company and its subsidiaries and Affiliates, or their respective successors or assigns, or the businesses of any of them, and (B) a business shall be deemed to be in competition with the Company if it is engaged in any business activity or has products or services that are the same or similar to the business activities, products or services of the Company during the Employment Term. Notwithstanding the foregoing, nothing herein contained shall prevent Employee from acquiring and holding for investment up to two percent (2%) of any class of securities of any corporation, if such securities are listed or traded on a national securities exchange or the Nasdaq Stock Market or in the over-the-counter market.

                           (ii)     INTERPRETATION OF COVENANT.  The parties
hereto acknowledge and agree that the duration and area for which the covenant not to compete set forth in this Section 6(a) is to be effective are fair and reasonable and are reasonably necessary for the protection of the Company and its business and good will, and Employee hereby waives any objections to or defenses in respect thereof. In the event that any court determines that any portion of the time period or the area, or both of them, are unreasonable, arbitrary or against public policy, and that such covenant is to such extent unenforceable, illegal or invalid, the parties hereto agree that this Section 6(a) shall be deemed amended to delete therefrom such provisions or portions adjudicated to be unenforceable, illegal or invalid so that the covenant shall remain in full force and effect for the greatest time period and in the greatest geographical area that would render it enforceable, legal and valid. The parties intend that the covenant set forth in the Section 6(a) shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and one for each and every political subdivision of each and every other country where the covenant is intended to be effective and is not proscribed by law.

                  (b) COVENANT REGARDING DISCLOSURE OR USE OF CONFIDENTIAL INFORMATION.

                           (i)      Employee acknowledges that during the
Employment Term and as a result of his employment by the Company, he will learn, obtain and have access to confidential and proprietary information regarding the business and affairs of the Company and its Affiliates. Employee hereby agrees that during the Employment Term and for a period of two (2) years thereafter, he shall keep strictly confidential and hold in confidence all Confidential Information (as defined below), and shall not, directly or indirectly, use any Confidential Information for Employee's own benefit or for the benefit of any other Person or divulge, disclose, communicate or otherwise reveal any Confidential Information to any Person in any manner whatsoever, other than to the directors, employees and agents of the Company, and then only in the course of the Company's affairs to the extent necessary for them to perform services to and responsibilities on behalf of the Company.

                           (ii)     As used herein, "Confidential Information"
means any and all information, however documented, which is confidential property or otherwise non-public, related to the business and affairs of the Company and its Affiliates, including, but not limited to, their assets, properties, operations, finances, practices, procedures, policies, methods, contracts, agreements and arrangements, lending policies, pricing policies, price lists, financial plans, business plans, financial information, financial projections, budgets, marketing strategies and techniques; the identity and location of all past, present and prospective customers, suppliers, affiliates, debtors, creditors, lenders, employees, consultants, advisors, agents, distributors, wholesalers, clients and others who have dealings with the Company; trade secrets, processes, photographs, graphics, product specifications, formulas, compositions, samples, inventions, ideas, research and development; patents, patent applications; copyrights and copyright applications (in any such case, whether registered or to be registered in the United States or any foreign country) applied for, issued to or owned by the Company; any and all processes, computer programs and software (including object code and source codes, database, technologies, engineering or technical data, drawings, sketches or designs, manufacturing or distribution methods or techniques; and any other information known to Employee to be confidential, proprietary, secret or otherwise non-public information.

                           (iii)    Employee hereby acknowledges and agrees
that, as between the Company and Employee, all of the Confidential Information, however documented, whether or not developed, created or modified by Employee, is the exclusive property of the Company.

                           (iv)     Upon the termination or expiration of the
Employment Term, Employee shall leave with or return to the Company, without making or retaining any copies, or other records of, all Confidential Information including all copies, summaries, abstracts thereof and all memoranda, notes, records, reports, books, letters, customer lists, manuals and other writings or documents whatsoever pertaining thereto. Notwithstanding the foregoing, as used herein "Confidential Information" does not mean or include any information that is generally available to the public other than as a result of a direct or indirect disclosure by Employee.

                  (c) COVENANTS REGARDING BUSINESS RELATIONSHIPS. Employee agrees that during and throughout the Employment Term and the Restricted Period, except when acting on behalf of the Company, he shall not, directly or indirectly, (i) employ, solicit, induce, engage or cause any director, officer, employee, independent contractor, consultant, salesman or other agent of the Company (whether now or hereafter engaged by the Company) to (A) terminate his employment or engagement with the Company, (B) accept employment or engagement or otherwise render services to any other Person or business (wherever located, and regardless of type of business conducted), or (C) interfere with the business of the Company; or (ii) solicit any clients or customers of the Company or interfere in any business relationship between the Company and any other person, firm or entity, including any person who was at any time an employee, consultant, contractor, advisor, supplier, lender or customer of the Company. Employee shall not, at any time during or after the Employment Term, disparage the business reputation of the Company or any of its shareholders, directors, officers, employees or agents or take actions that are harmful to the Company's good will with others.

                  (d) INTELLECTUAL PROPERTY. During and throughout the Employment Term and the Restricted Period, Employee agrees to disclose to the Company any and all ideas, improvements, techniques, modifications, processes, inventions, developments, discoveries, trade secrets, trademarks, service marks, copy rights, trade names, business plans and any work of authorship ("Intellectual Property") developed, conceived, created, made, devised, discovered, acquired or acquired knowledge of, by Employee during the Employment Period, either by himself or in conjunction with any other person, which relates in any way, directly or indirectly, or may be useful in any manner in the business of the Company or its Affiliates, and any such item that is based upon or utilizes Confidential Information, whether or not the Company or its Affiliates obtains a patent, trademark, service mark or copyright thereon. Employee hereby agrees that the Intellectual Property shall become and remain the sole and exclusive property of the Company. Employee hereby acknowledges that all of Employee's writing, works of authorship and other Intellectual Property are works made for hire and the property of the Company, including patents, trademarks, service marks, copyrights and other intellectual property rights pertaining thereto. Employee shall, at the request and cost of the Company or any of its Affiliates, render assistance as the Company deems necessary or desirable to secure, prosecute and/or defend the rights thereto by patent, trademark, service mark, copyright to otherwise to the Company or its Affiliates, including without limitation the assignment, transfer and conveyance to the Company or its Affiliates of all of Employee's right, title and interest in and to the Intellectual Property.

                  (e) EMPLOYEE'S ACKNOWLEDGMENT. The Company spends considerable amounts of time, money and effort in developing and maintaining good will in its industry. Employee agrees the covenants contained within this Section 6, (i) are reasonable and necessary in all respects to protect the goodwill, trade secrets, confidential information, and business interests of the Company; (ii) are not oppressive to Employee; (iii) do not impose any greater restraint on Employee than is reasonably necessary to protect the goodwill, trade secrets, confidential information and legitimate business interests of the Company; and
(iv) will not, upon the termination, of Employee's employment with the Company for any reason whatsoever, cause Employee to be unable to earn a living that is suitable and acceptable to Employee.

                  (f) EQUITABLE RELIEF. Employee hereby acknowledges and agrees that his services to be rendered to the Company hereunder and his obligations contained in this Section 6 are of special, unique and personal character which gives them a peculiar value to the Company, that the Company cannot be reasonably or adequately compensated in money damages in an action at law in the event Employee breaches any obligations under this Section 6, and that the provisions of this Section 6 are reasonable and necessary to protect the business of the Company. Employee therefore expressly agrees that, in addition to any other rights or remedies which the Company may have at law or in equity or by reason of any other agreement, the Company shall be entitled to injunctive and other equitable relief in the form of temporary, preliminary and permanent injunctions without posting bond or other security in the event of any actual or threatened breach of any such obligation by Employee and without the necessity of proving actual damages, and to discontinue any salary, bonus, benefits and/or insurance continuation provided hereunder. Nothing in this Agreement shall be construed to prohibit the Company from pursuing any other remedy, and Employee agrees that all remedies of the Company are cumulative.

                  (g) NATURE OF COVENANTS. Employee's covenants in Section 6 hereof are independent covenants, and the existence of any claim by Employee against the Company under this Agreement or otherwise will not excuse Employee's breach or waive Employee's obligation to perform, any covenant in this Section
6. If Employee's employment hereunder terminates for any reason, or the Employment Term expires, this Section 6, and the other terms and conditions of this Agreement necessary or appropriate to enforce the covenants of Employee in
Section 6, shall survive and remain in full force and effect.

                  SECTION 7. REPRESENTATIONS AND WARRANTIES OF EMPLOYEE. Employee represents and warrants to the Company that (a) Employee is not a party to or otherwise bound by any employment, consulting, confidentiality, non-competition, proprietary rights or other similar agreement, obligation, covenant or arrangement with any other person or entity that remains in effect on the date hereof, and no person or entity has made any allegation or claim, orally or in writing, to the contrary, (b) Employee is under no oral or written contractual or other restriction, covenant, arrangement or obligation that is or could be breached by, or is or could be in conflict or inconsistent with, his employment by the Company or the performance of his duties to the Company, and (c) Employee is under no physical or mental disability or incapacity that would hinder the performance of his duties under this Agreement.

         SECTION 8. CONSOLIDATION, MERGER OR SALE OF ASSETS. Nothing in this Agreement shall preclude the Company from consolidating with, merging into, or transferring all or substantially all of its assets to another entity which assumes all of the Company's obligations and undertakings hereunder. Upon such a consolidation, merger or transfer of assets, the term "Company" as used herein shall mean such other entity, and this Agreement shall continue in full force and effect.

         SECTION 9. EMPLOYEE ACKNOWLEDGMENT; COUNSEL. Employee acknowledges by executing this Agreement and delivering it to the Company that (i) he has read all of the terms and conditions hereof, including his obligations, covenants, representations and warranties to the Company; (ii) the covenants of Employee in
Section 6 hereof are essential elements of this Agreement, and the Company would not have entered into this Agreement without Employee's agreement to comply with such covenants; (iii) each and every term, covenant and restriction is reasonable and necessary for the proper protection of the Company's business; and (iv) he has been advised by the Company that he should consult with independent counsel of his choice and have such counsel review this Agreement and render advice thereon to Employee, and Employee has either done so or voluntarily elected not to do so.

         SECTION 10. TAXES. Employee shall be responsible for any and all taxes on all compensation he receives from the Company. All payments required to be made by the Company hereunder to Employee shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable federal, state or local law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provision for payment of taxes, provided it is satisfied that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

         SECTION 11. NO ATTACHMENT. Except as required by law, no right to receive payment under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process of assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

         SECTION 12. ARBITRATION. Any dispute, controversy or claim arises out of, under or in connection with, or otherwise relating to, this Agreement (other than the Company's rights under Section 6) (a "Dispute"), including but not limited to the parties' rights and obligations hereunder, or any actual or alleged breach hereof, shall be determined and settled by binding arbitration in Florida in accordance with the rules of the commercial rules and procedures of the American Arbitration Association, as amended by this Agreement. Promptly after a Dispute arises, the parties agree to make a good faith effort to select one mutually agreeable arbitrator. If the parties are unable to reach agreement on an arbitrator within thirty (30) days after the Dispute is submitted to arbitration, one arbitrator shall be selected in accordance with the commercial rules and procedures of the American Arbitration Association. Any determination, resolution or award made by the arbitrators shall specify the findings of fact of the arbitrators and the reasons for the determination, resolution or award, and such determination, resolution or award shall be final and binding. If the parties hereto mutually agree to a resolution of any Dispute prior to the arbitrators' decision, the agreement of the parties shall resolve the Dispute. The party prevailing in any arbitration, as determined by the arbitrator, shall be entitled to an award of all of its out-of-pocket costs and expenses incurred in connection with the Dispute, including but not limited to reasonable attorneys' fees, court costs and expert fees. An arbitration award or decision may be entered by any court of competent jurisdiction, or application may be made to such a court for judicial acceptance of the award or decision and any appropriate order, including enforcement. The parties hereby consent to the submission of any Dispute for settlement by binding arbitration in accordance with this Section 12 and agrees to carry out without delay the provisions of any arbitration award, decision or resolution.

         SECTION 13. GENERAL PROVISIONS.

                  (a) GOVERNING LAW.   This Agreement shall in all
respects be governed by, and construed in accordance with, the internal substantive laws of the State of Florida, without giving effect to any conflict or choice of law principles or rules.

                  (b) AMENDMENT. This Agreement may not be amended or modified in whole or in part in any manner except in a writing which makes reference to this Agreement executed by both parties hereto.

                  (c) ASSIGNMENT. Neither this Agreement, nor any rights, obligations or duties hereunder, may be assigned or delegated by either party hereto without the prior written consent of the other party hereto; provided, however, that this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company's stock or assets, or upon any merger, consolidation or reorganization of the Company with or into any other Person, so long as such successors or assigns assume all of the Company's obligations hereunder. As used in this Agreement, the term "Company" shall be deemed to refer to any such successor or assign of the Company referred to in the preceding sentence.

                  (d) SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

                  (e) ENTIRE AGREEMENT.

                           (i) This Agreement sets forth the entire agreement
and understanding of the parties hereto with respect to the subject matter hereof and supersedes in their entirety all prior and contemporaneous written and oral agreements, arrangements, understandings, negotiations, communications, covenants, representations and warranties among the parties hereto relating to the subject matter hereof.

                           (ii) Employee acknowledges that from time to time,
the Company may establish, maintain or distribute the employee manuals or handbooks or personnel policy manuals, and Employees or other representatives of the Company may make written or oral statements relating to personal policies and procedures. Such manuals, handbooks and statements are intended only for general guidance. No policies, procedures or statements of any nature by or on behalf of the Company (whether written or oral, and whether or not contained in any the employee manual or handbook or personnel policy manual), and no acts or practices of any nature, shall be construed to modify this Agreement.

                  (f) NOTICES. Any and all notices, demands, requests, elections and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (i) upon personal delivery;
(ii) upon confirmation of receipt when sent by facsimile transmission; (iii) one business day after deposit during normal business hours with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt; (iv) five business days after being sent by first class (certified or registered) mail, postage prepaid, return receipt requested, in each case to the following addresses:

                           If to the Company:

                           Metretek, Incorporated
                           300  North Drive
                           Melbourne, Florida  32934
                           Attn:  Chairman of the Board
                           Telephone: (321) 259-9700
                           Facsimile: (321) 259-2900

                           With copies to:

                           Metretek Technologies, Inc.
                           303 East 17th Street
                           Denver, Colorado 80203
                           Attn:  W. Phillip Marcum, President
                           Telephone: (303) 785-8080
                           Facsimile: (303) 785-8085

                                   and:

                             Paul R. Hess, Esq.
                             Kegler, Brown, Hill & Ritter Co., L.P.A.
                             65 E. State Street, Suite 1800
                             Columbus, Ohio  43215
                             Telephone:  (614) 462-5400
                             Facsimile:   (614) 464-2634

                             If to Employee to:

                             Thomas R. Kellogg
                             130 Destiny Oaks Drive
                             Long Beach, MS 39560
                             Telephone: (228) 867-7012
                             Facsimile: (228) 575-8946

Any party hereto may send any notice, demand, request, election or other communication to the intended recipient at its address set forth above using any other means (such as expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, demand, request or other communication shall be deemed to have been given until it is actually received by the recipient. Any party hereto may change its designated address by giving written notice to all other parties.

                  (g) WAIVER. The obligations of any party hereunder may be waived only with the written consent of the party or parties entitled to the benefits the obligations so involved. Any waiver of a breach or violation of or default under any provision of this Agreement shall not be construed or operate as, or constitute, a waiver of any other or subsequent breach or violation of or default under that provision or any other provision of this Agreement. The failure of any party to insist upon strict compliance with any provision of this Agreement on any one or more occasions shall not be construed or operate as, or constitute, a continuing waiver of, or an estoppel of that party's right to insist upon strict compliance with, that provision or any other provision of this Agreement.

                  (h) SEVERABILITY. The provisions of this Agreement shall be deemed severable. If any provision of this Agreement is determined to be illegal, invalid or unenforceable in any situation: (i) the parties hereto shall agree to a suitable and equitable provision to be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (ii) the remainder of this Agreement shall remain in full force and effect, and the application of such provision in any other situation shall not be affected.

                  (i) COUNTERPARTS. This Agreement may be executed in any number of counterparts (including counterparts executed by less than all parties hereto), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  (j) HEADINGS. The headings used herein are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.

                  (k) NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement, express or implied, in intended to create or confer and shall not be construed or operate as creating or conferring, any rights or remedies under or by reason of this Agreement, upon any Person other than the parties hereto and their respective successors and permitted assigns.

                  (l) FURTHER ASSURANCES. The parties hereto agree to take or cause to be taken all actions, which are necessary, convenient or desirable in order to effect the transactions contemplated by this Agreement.

                  (m) BEST EFFORTS. Each of the parties hereto shall act in good faith and use its best efforts to bring about the transactions contemplated by this Agreement.

                  (n) EXPENSES. Except as otherwise expressly provided herein, each of the parties to this Agreement shall pay its own costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby.

                  (o) CONSTRUCTION. In the event an ambiguity or question or intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

                  (p) SPECIFIC PERFORMANCE. Each of the parties hereto acknowledges and agrees that the other parties hereto would suffer irreparable damage for which an adequate remedy at law would not be available in the event any of the provisions of this Agreement is not performed in accordance with its specific terms or otherwise is breached. Accordingly, each of the parties hereto agrees that the non-breaching parties shall be entitled to an injunction, restraining order or other form of equitable relief from any court of competent jurisdiction to prevent breaches of, and to specifically enforce, the provisions of this Agreement.

                  (q) INTERPRETATION OF CERTAIN PROVISIONS. Except as otherwise expressly provided herein, as used in this Agreement:

                           (i)      Any reference to any federal, state, local
or foreign statute or law shall be deemed also to include a reference to all rules and regulations promulgated thereunder.

                           (ii)     The term "including" means "including,
without limitation".

                           (iii)    The term "Entity" means and includes a
corporation, partnership, limited liability company, joint venture, trust, association, unincorporated organization, governmental or regulating body or authority, or any other form of business or entity.

                           (iv)     The term "Person" means and includes an
individual and an Entity.

                           (v)      The number and gender of each noun and
pronoun and the terms "Person" and "Persons" and the like shall be construed to mean such number and gender as the context, the circumstances or its antecedent may require.

                           (vi)     The terms "hereof", "herein", "hereunder"
and words of similar import refer to this Agreement as a whole, and not to any Section, subsection or clause of this Agreement.

                            (vii)   Each reference to a Section means such
Section of this Agreement.


                                * * * * * * * * *

         IN WITNESS WHEREOF, this Employment and Non-Competition Agreement has been executed and delivered by or on behalf the parties hereto, effective as of the date first above written.



                                 THE COMPANY:

                                 METRETEK, INCORPORATED

                                 By: /s/ W. Phillip Marcum
                                   ------------------------
                                   W. Phillip Marcum, Chairman of the Board


                                 EMPLOYEE:

                                 /s/ Thomas R. Kellogg
                                 ----------------------
                                 Thomas R. Kellogg

                                    EXHIBIT A

                            MCM SHAREHOLDER AGREEMENT



                               [See Exhibit 10.26]

                                    EXHIBIT B
                         INCENTIVE COMPENSATION SCHEDULE

-----------------------------------------------------------------------------------------------------------------------------------
                                                              INCENTIVE
                                                MAXIMUM     COMPENSATION         TOTAL INCENTIVE
                                                 RANGE     % ATTRIBUTABLE         COMPENSATION        TOTAL AMOUNT OF NET PROCEEDS
                     NET PROCEEDS RANGE*       INCREMENT      TO RANGE         PAYABLE TO EMPLOYEE       RETAINED BY THE COMPANY
-----------------------------------------------------------------------------------------------------------------------------------
Base Valuation     2,000,000                                                                              2,000,000  -  2,000,000
-----------------------------------------------------------------------------------------------------------------------------------
       Range 1     2,000,000  -   2,500,000     500,000           5.25%                    76,250         2,000,000  -  2,423,750
-----------------------------------------------------------------------------------------------------------------------------------
       Range 2     2,500,000  -   3,000,000     500,000          17.25%          76,250 - 162,500         2,423,750  -  2,837,500
-----------------------------------------------------------------------------------------------------------------------------------
       Range 3     3,000,000  -   3,500,000     500,000          19.50%         162,500 - 260,000         2,837,500  -  3,240,000
-----------------------------------------------------------------------------------------------------------------------------------
       Range 4     3,500,000  -   4,000,000     500,000          21.25%         260,000 - 366,250         3,240,000  -  3,633,750
-----------------------------------------------------------------------------------------------------------------------------------
       Range 5     4,000,000  -   4,500,000     500,000          23.25%         366,250 - 482,500         3,633,750  -  4,017,500
-----------------------------------------------------------------------------------------------------------------------------------
       Range 6     4,500,000  -   5,000,000     500,000          25.25%         482,500 - 608,750         4,017,500  -  4,391,250
-----------------------------------------------------------------------------------------------------------------------------------
       Range 7     5,000,000  -   5,500,000     500,000          28.00%         608,750 - 748,750         4,391,250  -  4,751,250
-----------------------------------------------------------------------------------------------------------------------------------
       Range 8     5,500,000  -   6,000,000     500,000          31.00%         748,750 - 903,750         4,751,250  -  5,096,250
-----------------------------------------------------------------------------------------------------------------------------------

*Net Proceeds shall mean the "Net Proceeds" attributable to the "Core Business" received by the Company from a "Sale", as such terms are defined in Section 3(e) of the Employment Agreement, and this Schedule shall be subject to all other terms and conditions set forth in the Employment Agreement. In the event Net Proceeds exceed $6,000,000, the amount of the Incentive Compensation payable to the Employee shall be equal to the amount payable if the Net Proceeds were $6,000,000, plus any additional amounts that the Metretek Board shall determine, in its sole discretion, is appropriate to pay to Employee to reflect his efforts and services related to such Sale in light of any and all factors that the Board of Directors of Metretek determines is reasonable to consider, under the circumstances, and any such determination by the Metretek Board shall be conclusive and binding on the parties hereto.

                                    EXHIBIT C

                          COMPANY SHAREHOLDER AGREEMENT



                               [See Exhibit 10.27]